Exhibit 4.02

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of June 12, 2003, among U.S. Restaurant Properties, Inc., a Maryland corporation (the “Company”), and the purchasers identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” and collectively the “Purchasers”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly with the other Purchasers, desires to purchase from the Company securities of the Company as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agrees as follows:

ARTICLE I

DEFINITIONS

1.1                                 Definitions.  In addition to the terms defined elsewhere in this Agreement: (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Articles Supplementary (as defined herein), and (b) the following terms have the meanings indicated in this Section 1.1:

“Actual Minimum” means, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents, including any Underlying Shares issuable upon exercise or conversion in full of all Warrants and shares of Preferred Stock, ignoring any conversion or exercise limits set forth therein, and assuming that any previously unconverted shares of Preferred Stock are held until the third anniversary of the Closing Date and all dividends are paid in shares of Common Stock until such third anniversary, subject to the limitation on the number of shares of Common Stock issuable hereunder set forth in Section 5(a)(iii) of the Articles Supplementary.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act.  With respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Purchaser will be deemed to be an Affiliate of such Purchaser.

“Articles Supplementary” means the Articles Supplementary to be filed prior to the Closing by the Company with the State Department of Assessment and Taxation of Maryland, in the form of Exhibit A attached hereto.

“Capital Shares” means the Common Stock and any shares of any other class of common stock whether now or hereafter authorized, having the right to participate in the distribution of earnings and assets of the Company.

“Capital Shares Equivalents” means any securities, rights, or obligations that are convertible into or exchangeable for or give any right to subscribe for or purchase, directly or indirectly, any Capital Shares of the Company or any warrants, options or other rights to subscribe for or purchase, directly or indirectly, Capital Shares or any such convertible or exchangeable securities.

“Closing” means the Closing of the purchase and sale of the Securities pursuant to Section 2.1.

“Closing Date” means the date of the Closing.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.001 per share, and any securities into which such common stock shall hereinafter been reclassified into.

“Company Counsel” means Locke Liddell & Sapp LLP, outside counsel to the Company, with offices at 2200 Ross Avenue, Suite 2200, Dallas, Texas 75201-6776.

“Disclosure Schedules” shall have the meaning ascribed to such term in Section 3.1.

“Effective Date” means the date that the Registration Statement initially filed with the Commission pursuant to the Registration Rights Agreement is first declared effective by the Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FW” means Feldman Weinstein LLP with offices at Suite 2620, 420 Lexington Avenue, New York, New York 10170-0002

“GAAP” shall have the meaning ascribed to such term in Section 3.1(h).

“Liens” shall have the meaning ascribed to such term in Section 3.1(a).

“Losses” means any and all losses, claims, damages, liabilities, settlement costs and expenses, including without limitation costs of preparation and reasonable attorneys’ fees.

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(b).

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” means the 16,000 shares of the Company’s 8% Series B Convertible Preferred Stock issued hereunder having the rights, preferences and privileges set forth in the Articles Supplementary.

“Principal Market” initially means the New York Stock Exchange and shall also include the NASDAQ Small-Cap Market, the American Stock Exchange or the NASDAQ National Market, whichever is at the time the principal trading exchange or market for the Common Stock, based upon share volume.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Purchaser Percentage” means, with respect to a Purchaser, the percentage equal to the product of (x) a fraction, the numerator of which shall be the Subscription Amount paid by such Purchaser on the Closing Date and the denominator of which shall be the aggregate Subscription Amount paid by all Purchasers on the Closing Date times (y) 100.

“Registration Rights Agreement” means the Registration Rights Agreement, dated the date hereof, among the Company and each Purchaser, in the form of Exhibit B.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e).

“Required Minimum” means, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents, including any Underlying Shares issuable upon exercise or conversion in full of all Warrants and Preferred Stock, ignoring any conversion or exercise limits set forth therein, and assuming that (i) any previously unconverted shares of Preferred Stock are held until the third anniversary of the Closing Date and all dividends thereon are paid in shares of Common Stock until such third anniversary, and (ii) the VWAP at all times on and after the date of determination equals 80% of the actual VWAP on the Trading Day immediately prior to the date of determination and the company has sold its securities for such VWAP on such date, subject to the limitation on the number of shares of Common Stock issuable hereunder set forth in Section 5(a)(iii) of the Articles Supplementary.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(h).

“Securities” means the Preferred Stock, the Warrants and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended.

“Stated Value” means $1,000 per share of Preferred Stock.

“Stockholder Approval” means such approval as may be required by the applicable rules and regulations of the Principal Market (or any successor entity) from the shareholders of the Company with respect to the transactions contemplated by the Transaction Documents, including the issuance of all of the Underlying Shares and shares of Common Stock issuable upon exercise of the Warrants in excess of 20% of the Company’s issued and outstanding Common Stock on the Closing Date.

“Subscription Amount” shall mean, as to each Purchaser, the amount to be paid for the Preferred Stock purchased hereunder as specified below such Purchaser’s name on the signature page of this Agreement, in United States Dollars.

“Subsidiary” means any subsidiary of the Company that is required to be listed in Schedule 3.1(a).

“Trading Day” means any day during which the Principal Market shall be open for business.

“Transaction Documents” means this Agreement, the Articles Supplementary, the Warrants, the Registration Rights Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Underlying Shares” means the shares of Common Stock issuable upon conversion of the Preferred Stock, upon exercise of the Warrants and issued and issuable in lieu of the cash payment of dividends on the Preferred Stock.

“Underlying Shares Registration Statement” or “Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Underlying Shares by each Purchaser as provided for in the Registration Rights Agreement.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Principal Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Principal Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (b) if the Common Stock is not then listed or quoted on the Principal Market and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers and reasonably acceptable to the Company.

“Warrants” means collectively the Stock Purchase Warrants, in the form of Exhibit C delivered to each Purchaser at the Closing in accordance with Section 2.2.

ARTICLE II

PURCHASE AND SALE

2.1                                 Investment.

(a)  Upon the terms and subject to the conditions set forth herein, concurrent with the execution and delivery of this Agreement by the parties hereto or such other time as shall be agreed to by the parties hereto, each Purchaser shall purchase, severally and not jointly, and the Company shall sell to such Purchaser, a number of shares of Preferred Stock equal to such Purchaser’s Subscription Amount divided by the Stated Value for an aggregate number of shares of Preferred Stock sold hereunder equal to 16,000 for an aggregate Subscription Amount equal to $16,000,000.

(b) Upon satisfaction of the conditions set forth in Section 2.2, the Closing shall occur at the offices of FW, or such other location as the parties shall mutually agree.

2.2                                 Conditions to Closing.  The Closing is subject to the satisfaction or waiver by the party to be benefited thereby of the following conditions:

(a)                                  The Company shall have delivered or caused to be delivered to each Purchaser the following:

(i)                                     this Agreement duly executed by the Company;

(ii)                                  a certificate evidencing a number of shares of Preferred Stock equal to such Purchaser’s Subscription Amount divided by the Stated Value, registered in the name of such Purchaser;

(iii)                               a Warrant, registered in the name of such Purchaser, pursuant to which such Purchaser shall have the right to acquire up to a number of shares of Common Stock equal to 20% of such Purchaser’s Subscription Amount divided by $15.50, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.  The Warrant shall have a term of exercise of seven years beginning on their date of issuance and an exercise price equal to $16.50, as adjusted therein and subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement;

(iv)                              a legal opinion of Company Counsel, in the form of Exhibit D attached hereto, addressed to each Purchaser;

(v)                                 the Registration Rights Agreement duly executed by the Company; and

(vi)                              executed agreements, in the form attached hereto as Exhibit E, by Robert J. Stetson and Lone Star Fund III (U.S.), L.P.

(b)                                 At the Closing, each Purchaser shall have delivered or caused to be delivered to the Company the following:

(i)                                     this Agreement duly executed by such Purchaser;

(ii)                                  such Purchaser’s Subscription Amount, by wire transfer to the account of the Company; and

(iii)                               the Registration Rights Agreement duly executed by such Purchaser.

(c)                                  All representations and warranties of the other party contained herein shall remain true and correct as of the applicable Closing Date.

(d)                                 There shall have been no Material Adverse Effect (as defined in Section 3.1(b)) with respect to the Company since the date hereof.

(e)                                  From the date hereof to the Closing Date, trading in the Common Stock shall not have been suspended by the Commission (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to the Closing), and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg Financial Markets shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on the Principal Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of the Purchasers, makes it impracticable or inadvisable to purchase the shares of Preferred Stock at the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1                                 Representations and Warranties of the Company.  Except as set forth under the corresponding section of the disclosure schedules delivered to the Purchasers concurrently herewith (the “Disclosure Schedules”), the Company hereby makes the following representations and warranties to each Purchaser:

(a)                                  Subsidiaries.  The Company has no direct or indirect subsidiaries.  The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any lien, charge, security interest, encumbrance, right of first refusal or other restriction (collectively, “Liens”), and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights. If the Company has no subsidiaries, then references in the Transaction Documents to the Subsidiaries will be disregarded.

(b)                                 Organization and Qualification.  Each of the Company and the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing, as applicable, and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents.  Each of the Company and the Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not reasonably be expected to, individually or in the aggregate: (i) adversely affect the legality, validity or enforceability of any Transaction Document, (ii) have or result in or be reasonably likely to have or result in a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) adversely impair the Company’s ability to perform fully on a timely basis its obligations under any of the Transaction Documents (any of (i), (ii) or (iii), a “Material Adverse Effect”).

(c)                                  Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder or thereunder.  The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of the Company and no further consent or action is required by the Company, other than the Required Approvals.  Each of the Transaction Documents has been (or upon delivery will be) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and general principles of equity.

(d)                                 No Conflicts.  The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not: (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) subject to obtaining the Required Approvals (as defined below), conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority as currently in effect to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not reasonably be expected to, individually or in the aggregate, have or result in a Material Adverse Effect.

(e)                                  Filings, Consents and Approvals.  Neither the Company nor any Subsidiary is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than (i) the filings required under Section 4.9, (ii) the filing with the Commission of the Underlying Shares Registration Statement, (iii) the application(s) to each applicable Principal Market for the listing of the Underlying Shares for trading thereon in the time and manner required thereby, (iv) the filing with the Commission of a Form D pursuant to Commission Regulation D, and (v) applicable Blue Sky filings (collectively, the “Required Approvals”).

(f)                                    Issuance of the Securities.  The Securities are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens, other than any Liens created or permitted to exist by the Purchasers.  The Company has reserved from its duly authorized capital stock a number of shares of Common Stock for issuance of the Underlying Shares at least equal to the Required Minimum on the date hereof.

(g)                                 Capitalization.  The number of shares and type of all authorized, issued and outstanding capital stock of the Company is set forth in the Disclosure Schedules.  No securities of the Company are entitled to preemptive or similar rights, and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents.  Except as a result of the purchase and sale of the Securities, there are no outstanding options other than as set forth in the SEC Reports, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock.  The issuance and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchasers) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities.

(h)                                 SEC Reports; Financial Statements.  The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  The Company has made available to each Purchaser a copy of all SEC Reports filed within the 10 days preceding the date hereof.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i)                                     Material Changes.  Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting or the identity of its auditors, (iv) other than in the ordinary course of business, the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option or similar plans.

(j)                                     Litigation.  There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which: (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. The Company does not have pending before the Commission any request for confidential treatment of information.  There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company.  The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(k)                                  Compliance.  Except as set forth in the SEC Reports, neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, except in each case as could not, individually or in the aggregate, have or result in a Material Adverse Effect.

(l)                                     Labor Relations.  No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.

(m)                               Regulatory Permits.  The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(n)                                 Title to Assets.  The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to the business of the Company and the Subsidiaries and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries.  Except in each case as could not, individually or in the aggregate, have or result in a Material Adverse Effect, any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases of which the Company and the Subsidiaries are in material compliance.

(o)                                 Patents and Trademarks.  To the knowledge of the Company, the Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”).  Neither the Company nor any Subsidiary has received a written notice that the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the rights of any Person. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.

(p)                                 Insurance.  The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. A list of the Company’s insurance contracts and policies are set forth on the Disclosure Schedules.  To the best of Company’s knowledge, such insurance contracts and policies are accurate and complete.  Neither the Company nor any Subsidiary has any knowledge that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(q)                                 Transactions With Affiliates and Employees.  Except as set forth in the SEC Reports, none of the executive officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

(r)                                    Internal Accounting Controls.  Except as set forth in the SEC Reports, the Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the accountants and lawyers formerly or presently employed by the Company and the Company is current with respect to any fees owed to its accountants and lawyers. Except as set forth in the SEC Reports, the Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the Company and designed such disclosures controls and procedures to ensure that material information relating to the Company, including its subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s Form 10-K or 10-Q, as the case may be, is being prepared.  The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of a date within 90 days prior to the filing date of the Form 10-K for the fiscal year ended December 31, 2002 (such date, the “Evaluation Date”).  The Company presented in the Form 10-K for the fiscal year ended December 31, 2002 the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, the Company’s knowledge, in other factors that could significantly affect the Company’s internal controls.

(s)                                  Solvency/Indebtedness.  Based on the financial condition of the Company as of the Closing Date: (i) the fair market value of the Company’s assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof; and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.  The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date.  The SEC Reports set forth as of the date thereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments.  For the purposes of this Agreement, “Indebtedness” shall mean (a) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP.  Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

(t)                                    Certain Fees.  No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement, and the Company has not taken any action that would cause any Purchaser to be liable for any such fees or commissions.  The Company agrees that each Purchaser shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of any Person for fees of the type contemplated by this Section with the transactions contemplated by this Agreement.

(u)                                 Private Placement.  Assuming the accuracy of the representations and warranties of each Purchaser set forth in Sections 3.2, the offer, issuance and sale of the Preferred Stock and Warrants to each Purchaser as contemplated hereby are exempt from the registration requirements of the Securities Act.  The issuance and sale of the Securities hereunder does not contravene the rules and regulations of the Principal Market and no shareholder approval is required for the Company to fulfill its obligations under the Transaction Documents.

(v)                                 Listing and Maintenance Requirements.  The Company has not, in the 12 months preceding the date hereof, received notice from any Principal Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Principal Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(w)                               Registration Rights.  The Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the Commission or any other governmental authority that have not been satisfied.

(x)                                   Application of Takeover Protections.  The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Certificate of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to each Purchaser as a result of each Purchaser and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Securities and each Purchaser’s ownership of the Securities.

(z)                                   Disclosure.  The Company confirms that neither it nor any other Person acting on its behalf has provided any of the Purchasers or their agents or counsel with any information that constitutes or might constitute material, nonpublic information.  The Company understands and confirms that each Purchaser will rely on the foregoing representations in effecting transactions in securities of the Company.  All disclosure provided to each Purchaser regarding the Company, its business and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on behalf of the Company with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2.

(aa)                            Form S-3 Eligibility.  The Company is eligible to register the resale of the Underlying Shares for resale by the Purchaser under Form S-3 promulgated under the Securities Act.

(bb)                          Seniority.  As of the date of this Agreement, no other equity of the Company is senior to the Preferred Stock in right of payment, whether with respect to interest or upon liquidation or dissolution, or otherwise.

(cc)                            Tax Status.  The Company and each of its Subsidiaries has made or filed all material federal, state and foreign income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.  The Company has not executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, statue or local tax.  None of the Company’s tax returns is presently being audited by any taxing authority.

(dd)                          Acknowledgment Regarding Purchasers’ Purchase of Securities.  The Company acknowledges and agrees that the Purchasers are acting solely in the capacity of arm’s length purchasers with respect to this Agreement and the transactions contemplated hereby.  The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any statement made by any Purchaser or any of their respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is not advice or a recommendation and is merely incidental to the Purchasers’ purchase of the Securities.  The Company further represents to each Purchaser that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation of the Company and its representatives.

(ee)                            No General Solicitation or Advertising in Regard to this Transaction.  Neither the Company nor, to the knowledge of the Company, any of its directors or officers (i) has conducted or will conduct any general solicitation (as that term is used in Rule 502(c) of Regulation D) or general advertising with respect to the sale of the Preferred Stock or the Warrants, or (ii) made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Preferred Stock, the Underlying Shares or the Warrants under the Securities Act or made any “directed selling efforts” as defined in Rule 902 of Regulation S.

(ff)                                Acknowledgment of Dilution.  The Company acknowledges that the issuance of the Securities will result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions.  The Company further acknowledges that its obligations under the Transaction Documents, including without limitation its obligation to issue the Underlying Shares pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.

3.2                                 Representations and Warranties of each Purchaser.  Each Purchaser hereby, for itself and for no other Purchaser, represents and warrants to the Company as follows:

(a)                                  Organization; Authority.  Such Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations thereunder. The purchase by such Purchaser of the Securities hereunder has been duly authorized by all necessary action on the part of such Purchaser.  Each of this Agreement, and the Registration Rights Agreement has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms.

(b)                                 Investment Intent.  Such Purchaser is acquiring the Securities as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Securities or any part thereof, without prejudice, however, to such Purchaser’s right, subject to the provisions of this Agreement, at all times to sell or otherwise dispose of all or any part of such Securities pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws.  Nothing contained herein shall be deemed a representation or warranty by such Purchaser to hold Securities for any period of time.  Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business.  Such Purchaser does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

(c)                                  Purchaser Status.  At the time such Purchaser was offered the Securities, it was, and at the date hereof it is, and on each date on which it exercises any Warrants or converts any Preferred Stock, it will be an “accredited investor” as defined in Rule 501(a) under the Securities Act. Such Purchaser has not been formed solely for the purpose of acquiring the Securities.  Such Purchaser is not a broker-dealer requiring registration under Section 15 of the Exchange Act.

(d)                                 Experience of such Purchaser.  Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment.  Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(e)                                  General Solicitation.  Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

ARTICLE IV

OTHER AGREEMENTS OF THE PARTIES

4.1                                 Transfer Restrictions.

(a)                                  The Securities may only be disposed of in compliance with state and federal securities laws.  In connection with any transfer of Securities other than pursuant to an effective registration statement, to the Company or to an Affiliate of a Purchaser, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act.  As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Purchaser under this Agreement and the Registration Rights Agreement.

(b)                                 Each Purchaser agrees to the imprinting, so long as is required by this Section 4.1(b), of the following legend on any certificate evidencing Securities:

[NEITHER] THESE SECURITIES [NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE [EXERCISABLE] [CONVERTIBLE]] HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES AND THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE COMPANY’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMEMDED (THE “CODE”).  EXCEPT AS OTHERWISE PROVIDED PURSUANT TO THE CHARTER OF THE CORPORATION, NO PERSON MAY (1) BENEFICIALLY OWN SHARES OF STOCK IN EXCESS OF 9.8% (OR SUCH OTHER PERCENTAGE AS MAY BE PROVIDED IN THE CHARTER OF THE CORPORATION) OF THE AGRREGATE VALUE OF ALL OUTSTANDING STOCK OR (2) BENEFICIALLY OWN STOCK THAT WOULD RESULT IN THE COMPANY BEING “CLOSELY HELD” UNDER SECTION 856(h) OF THE CODE.  ANY PERSON WHO ATTEMPTS TO BENEFECIALLY OWN SHARES OF STOCK IN EXCESS OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE COMPANY.  IF THE RESTRICTIONS ON OWNERSHIP OR TRANSFER ARE VIOLATED, THE SHARES OF STOCK REPRESENTED HEREBY WILL BE AUTOMATICALLY CONVERTED INTO SHARES OF EXCESS STOCK WHICH WILL BE HELD IN TRUST BY THE COMPANY.  THE COMPANY HAS THE OPTION TO REDEEM SHARES OF EXCESS STOCK UNDER CERTAIN

CIRCUMSTANCES.  ALL TERMS IN THIS LEGEND NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS ASCRIBED THERETO IN THE COMPANY’S CHARTER, AS THE SAME MAY BE FURTHER AMENDED FROM TIME TO TIME,  A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON OWNERSHIP AND TRANSFER, WILL BE SENT WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS.

The Company acknowledges and agrees that a Purchaser may from time to time pledge pursuant to a bona fide margin agreement or grant a security interest in some or all of the Securities and, if required under the terms of such arrangement, such Purchaser may transfer pledged or secured Securities to the pledgees or secured parties subject to the limitations set forth in this Section 4.1.  Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of the pledgee, secured party or pledgor shall be required in connection therewith.  Further, no notice shall be required of such pledge.  At the appropriate Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including the preparation and filing of any required prospectus supplement under Rule 424(b)(3) of the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of Selling Stockholders thereunder.

(c)                                  Certificates evidencing Underlying Shares shall not contain any legend (including the legend set forth in Section 4.1(b)): (i) while a registration statement (including the Underlying Shares Registration Statement) covering the resale of such Underlying Shares is effective under the Securities Act, or (ii) following any sale of such Underlying Shares pursuant to Rule 144, or (iii) if such Securities are eligible for sale under Rule 144(k), or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the Commission).  If all or any shares of Preferred Stock or any portion of a Warrant is converted or exercised (as applicable) at a time when there is an effective registration statement to cover the resale of the Underlying Shares, or if such Underlying Shares may be sold under Rule 144(k) or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations thereof) then such Underlying Shares shall be issued free of all legends.  The Company agrees that following the Effective Date or at such time as such legend is no longer required under this Section 4.1(c), it will, no later than three Trading Days following the delivery by a Purchaser to the Company or the Company’s transfer agent of a certificate representing Securities issued with a restrictive legend, deliver or cause to be delivered to such Purchaser a certificate representing such Underlying Shares that is free from all restrictive and other legends.  The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section.

(d)                                 In addition to such Purchaser’s other available remedies, the Company shall pay to a Purchaser, in cash, as liquidated damages and not as a penalty, for each $1,000 of Underlying Shares (based on the VWAP on the date such Securities are submitted to the Company’s transfer agent) delivered for removal of the restrictive legend and subject to this Section 4.1(c), $10 per Trading Day (increasing to $20 per Trading Day 3 Trading Days after such damages have begun to accrue) for each Trading Day after such third Trading Day until such certificate is delivered without a legend.

4.3                                 Furnishing of Information.  As long as any Purchaser owns Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act.  Upon the request of any Purchaser, the Company shall deliver to such Purchaser a written certification of a duly authorized officer as to whether it has complied with the preceding sentence. As long as any Purchaser owns Securities, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to each Purchaser and make publicly available in accordance with Rule 144(c) such information as is required for each Purchaser to sell the Securities under Rule 144.  The Company further covenants that it will take such further action as any holder of Securities may reasonably request, all to the extent required from time to time to enable such Person to sell such Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

4.4                                 Integration.  The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to each Purchaser, or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Principal Market.

4.5                                 Reservation and Listing of Securities.

(a)                                  The Company shall maintain a reserve from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents in such amount as may be required to fulfill its obligations in full under the Transaction Documents.

(b)                                 If, on any date, the number of authorized but unissued (and otherwise unreserved) shares of Common Stock is less than 130% of (i) the Actual Minimum on such date, minus (ii) the number of shares of Common Stock previously issued pursuant to the Transaction Documents, then the Board of Directors of the Company shall use commercially reasonable efforts to amend the Company’s certificate or articles of incorporation to increase the number of authorized but unissued shares of Common Stock to at least the Required Minimum at such time (minus the number of shares of Common Stock previously issued pursuant to the Transaction Documents), as soon as possible and in any event not later than the 75th day after such date; provided that the Company will not be required at any time to authorize a number of shares of Common Stock greater than the maximum remaining number of shares of Common Stock that could possibly be issued after such time pursuant to the Transaction Documents.

(c)                                  The Company shall: (i) in the time and manner required by the Principal Market, prepare and file with such Principal Market an additional shares listing application covering a number of shares of Common Stock at least equal to the Required Minimum on the date of such application, (ii) take all steps necessary to cause such shares of Common Stock to be approved for listing on the Principal Market as soon as possible thereafter, (iii) provide to each Purchaser evidence of such listing, and (iv) use reasonable efforts to maintain the listing of such Common Stock on such Principal Market or another Principal Market.

(d)                                 If, on any date, the number of shares of Common Stock previously listed on a Principal Market is less than 130% of the Actual Minimum on such date, then the Company shall take the necessary actions to list on such Principal Market, as soon as reasonably possible, a number of shares of Common Stock at least equal to the Required Minimum on such date; provided that the Company will not be required at any time to list a number of shares of Common Stock greater than the maximum number of shares of Common Stock that could possibly be issued pursuant to the Transaction Documents. In addition, the Company shall, at its next regularly scheduled annual or special meeting of shareholders, but in no event later than September 30, 2003, include a proposal for Stockholder Approval, with the recommendation of the Company’s Board of Directors that such proposal be approved, and the Company shall solicit proxies from its shareholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposal.

4.6                                 Conversion and Exercise Procedures.  The form of Election to Purchase included in the Warrants and the forms of Conversion Notice included in the Articles Supplementary set forth the totality of the procedures required in order to exercise the Warrants or convert the Preferred Stock.  No additional legal opinion or other information or instructions shall be necessary to enable each Purchaser to exercise their Warrants or convert their Preferred Stock.  The Company shall honor exercises of the Warrants and conversions of the Preferred Stock and shall deliver Underlying Shares in accordance with the terms, conditions and time periods set forth in the Transaction Documents.

4.7                                 Future Financings.  From the date hereof until 90 days after the Effective Date, other than as contemplated by this Agreement, neither the Company nor any Subsidiary (with respect to Capital Shares Equivalents) shall issue or sell any Capital Shares or Capital Shares Equivalents (other than units of limited partnership issued by U.S. Restaurant Properties Operating L.P. in the ordinary course of acquiring properties) entitling any Person to acquire shares of Common Stock.  Notwithstanding anything herein to the contrary, the 30 day period set forth in this Section 4.7 shall be extended for the number of Trading Days during such period in which (i) trading in the Common Stock is suspended by any Principal Market, or (ii) following the Effective Date, the Registration Statement is not effective or the prospectus included in the Registration Statement may not be used by each Purchaser for the resale of the Underlying Shares.  Notwithstanding anything to the contrary herein, this Section 4.7 shall not apply to the following (a) the granting or issuance of shares of Common Stock or options to employees, officers and directors of the Company pursuant to any stock option plan or employee incentive plan or agreement duly adopted or approved by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, (b) the exercise of any Preferred Stock or any other security issued by the Company in connection with the offer and sale of this Company’s securities pursuant to this Agreement, or (c) the exercise of or conversion of any convertible securities, options or warrants issued and outstanding on the date hereof, provided that such securities have not been amended since the date hereof.  In addition, unless Stockholder Approval has been obtained and deemed effective in accordance with Section 4.5(d), the Company shall not make any issuance whatsoever of Capital Shares or Capital Shares Equivalents which would cause any adjustment of the Set Price (other than pursuant to Section 5(c)(ii) of the Articles Supplementarys) to the extent the holders of Preferred Stock would not be permitted, pursuant to Section 5(a)(iii) of the Articles Supplementarys, to convert their respective outstanding Preferred Stock in full.

4.8                                 Additional Investment.  From the date hereof until 12 months after the Closing Date, each Purchaser may, in its sole determination, elect to purchase, in the ratio of such Purchaser’s Subscription Amount to the aggregate Subscription Amounts of all Purchasers, additional shares of Preferred Stock and warrants to acquire shares of Common Stock for an aggregate purchase price of $4,000,000.  Any additional investment will be on terms identical those set forth in the Transaction Documents, mutatis mutandis, except that, (a) Section 4.7 will not apply and (b) the set price per share of the Common Stock for such additional investment shall equal 110% of the average of the VWAPs for the Common Stock during the 5 Trading Days immediately before such election is made in writing to the Company and the exercise price of the warrants for such additional investment shall equal 115% of the average of the VWAPs during the 5 Trading Days immediately before such election is made in writing to the Company.  In order to effectuate a purchase and sale of the additional shares of preferred stock and warrants, the Company and the Purchasers shall enter into the following agreements: (x) a securities purchase agreement identical to this Agreement, mutatis mutandis and shall include updated disclosure schedules and (y) a registration rights agreement identical to the Registration Rights Agreement, mutatis mutandis and shall include updated disclosure schedules.

4.9                                 Securities Laws Disclosure; Publicity.  The Company shall, within one Trading Day after the Closing Date, issue a press release or file a Current Report on Form 8-K reasonably acceptable to each Purchaser disclosing all material terms of the transactions contemplated hereby.  The Company and each Purchaser shall consult with each other in issuing any press releases with respect to the transactions contemplated hereby.  Notwithstanding the foregoing, other than in any registration statement filed pursuant to the Registration Rights Agreement and filings related thereto, the Company shall not publicly disclose the name of any Purchaser or the terms hereof, or include the name of any Purchaser or the terms hereof in any filing with the Commission or any regulatory agency or Principal Market, without the prior written consent of such Purchaser, except to the extent such disclosure is required by law or Principal Market regulations, in which case the Company shall provide each Purchaser with prior notice of such disclosure.

4.10                           Non-Public Information.  The Company covenants and agrees that neither it nor any other Person acting on its behalf will provide any Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Purchaser shall have executed a written agreement regarding the confidentiality and use of such information.  The Company understands and confirms that each Purchaser shall be relying on the foregoing representations in effecting transactions in securities of the Company.

4.11                           Use of Proceeds.  The Company shall use the net proceeds from the sale of the Securities hereunder for working capital purposes or for the satisfaction of any portion of the Company’s debt as identified on Schedule 4.11 hereto, and not to redeem any Company equity or equity-equivalent securities or to settle any outstanding litigation.

4.12           Reimbursement. If any Purchaser becomes involved in any capacity in any Proceeding by or against any Person who is a stockholder of the Company, solely as a result of such Purchaser’s acquisition of the Securities under this Agreement and without causation by any other activity, obligation, condition or liability pertaining to such Purchaser and not to the transactions contemplated by this Agreement, the Company will reimburse such Purchaser, to the extent such reimbursement is not provided for in Section 4.13, for its reasonable legal and other expenses (including the cost of any investigation preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred. The reimbursement obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any Affiliates of each Purchaser who are actually named in such action, proceeding or investigation, and partners, directors, agents, employees and controlling persons (if any), as the case may be, of each Purchaser and any such Affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, each Purchaser and any such Affiliate and any such Person. The Company also agrees that neither each Purchaser nor any such Affiliates, partners, directors, agents, employees or controlling persons shall have any liability to the Company or any Person asserting claims on behalf of or in right of the Company solely as a result of acquiring the Securities under this Agreement.

4.13                           Indemnification of Purchasers.  Subject to the provisions of this Section 4.13, the Company will indemnify and hold each Purchaser and their directors, officers, shareholders, partners, employees and agents (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents.  If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing.  Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party.  The Company will not be liable to any Purchaser Party under this Agreement (i) for any settlement by an Purchaser Party effected without the Company’s prior written consent; or (ii) to the extent that any loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by each Purchaser in this Agreement or in the other Transaction Documents.

4.14                           Shareholders Rights Plan.  In the event that a shareholders rights plan is adopted by the Company, no claim will be made or enforced by the Company or any other Person that any Purchaser is an “Acquiring Person” under the plan or in any way could be deemed to trigger the provisions of such plan by virtue of receiving Securities under the Transaction Documents.

ARTICLE V

MISCELLANEOUS

5.1                                 Termination.  This Agreement may be terminated by the Company or any Purchaser, by written notice to the other parties, if the Closing has not been consummated by the tenth Trading Day following the date of this Agreement; provided that no such termination will affect the right of any party to sue for any breach by the other party (or parties).

5.2                                 Fees and Expenses.  The Company agrees to pay $35,000 to Omicron Master Trust as reimbursement for the Omicron Master Trust’s legal and other fees and expenses incurred in connection with the investigation and negotiation of the transaction and the preparation and negotiation of the Transaction Documents, of which $15,000 has been received by FW, counsel to Omicron Master Trust.  Accordingly, in lieu of the foregoing payments, on the Closing Date, the aggregate amount that Omicron Master Trust are to pay for the Securities at the Closing will be reduced by $20,000.  Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.  The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the issuance of any Securities.

5.3                                 Entire Agreement.  The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.4                                 Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified on the signature pages hereto prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, or (c) the Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service.  The addresses for such notices and communications are those set forth on the signature pages hereof, or such other address as may be designated in writing hereafter, in the same manner, by such Person.

5.5                                 Amendments; Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and each Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

5.6                                 Construction.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

5.7                                 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser. Any Purchaser may assign its rights under this Agreement and the Registration Rights Agreement to any Person to whom such Purchaser assigns or transfers any Securities.

5.8                                 No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.13.

5.9                                 Governing Law; Venue; Waiver of Jury Trial.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  The parties hereby waive all rights to a trial by jury.  If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

5.10                           Survival.  The representations, warranties, agreements and covenants contained herein shall survive the Closing and the delivery, exercise and/or conversion of the Securities, as applicable.

5.11                           Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

5.12                           Severability.  If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

5.13                           Rescission and Withdrawal Right.  Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights; provided, however, in the case of a rescission of a conversion of the Preferred Stock or exercise of the Warrant, the Purchaser shall be required to return any shares of Common Stock subject to such conversion or exercise notice.

5.14                           Replacement of Securities.  If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities.

5.15                           Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of each Purchaser and the Company will be entitled to specific performance under the Transaction Documents.  The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.16                           Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5.18                           Independent Nature of Purchasers’ Obligations and Rights.  The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document.  Nothing contained herein or in any Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute each Purchaser as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that each Purchaser is in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Document.  Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. Each Purchaser was introduced to the Company by Ladenburg Thalmann & Co., Inc., which has acted solely as agent for the Company and not for any Purchaser.  Each Purchaser has been represented by its own separate legal counsel in their review and negotiation of the Transaction Documents.  For reasons of administrative convenience only, Purchasers and their respective counsel have chosen to communicate with the Company through FW.  FW does not represent all of the Purchasers but only Omicron Master Trust.  The Company has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by the Purchasers.

5.19                           Liquidated Damages.  The Company’s obligations to pay any liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such liquidated damages or other amounts are due and payable shall have been canceled.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

U.S. RESTAURANT PROPERTIES, INC.

By:
Name:
Title:

Address for Notice:
12240 Inwood Road, Suite 300
Dallas, Texas 75244
Attn: Chief Financial Officer
Tel: (972) 387-1487
Fax: (972) 490-9119

With a copy to:	Kenneth L. Betts
Locke Liddell & Sapp LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201
Tel: (214) 740-8743
Fax:

Wire Instructions:	attached as Annex A

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR PURCHASER FOLLOWS]

[PURCHASER’S SIGNATURE PAGE]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

OMICRON MASTER TRUST	Address for Notice:
By: Omicron Capital L.P., as subadvisor	c/o Omicron Capital L.P.
By: Omicron Capital Inc., its general partner	810 Seventh Avenue, 39th Fl.
New York, NY 10019
Attn: Brian Daly
By:
Name:
Title:

Subscription Amount: $

With a copy to:
Feldman Weinstein LLP
420 Lexington Avenue
New York, New York 10170-0002
Tel: (212) 931-8704
Fax: (212) 410-4741
Attn: Robert F. Charron

[ADDITIONAL PURCHASER SIGNATURES FOLLOW]

[PURCHASER’S SIGNATURE PAGE]

RIVERVIEW GROUP, LLC	Address for Notice:
C/o Millennium Partners, L.P.
666 5th Avenue
By:	8th Floor
Name:	New York, New York 10103
Title:	Fax: (212) 841-6302
Attn: Fund Manager
Subscription Amount: $

ANNEX A

EXHIBIT 4.02

EXHIBIT E

The Purchasers of U.S. Restaurant Properties, Inc. 8% Series B Convertible Preferred Stock and Warrants

Gentlemen:

This letter will confirm my agreement to vote all shares of U.S. Restaurant Properties, Inc. (“USV”) voting stock over which I have voting control in favor of any resolution presented to the shareholders of USV to approve the issuance, in the aggregate, more than 19.999% of the number of shares of common stock of USV outstanding on the date of closing of the pursuant to that certain Securities Purchase Agreement, dated June 12, 2003, among USV and the investors signatory thereto (the “Purchase Agreement”) and the other agreements entered into in connection therewith or as otherwise may be required by the applicable rules and regulations of the New York Stock Exchange (or any successor entity).  This agreement is given in consideration of, and as a condition to your agreement to purchase shares of such Preferred Stock and warrants, and is not revocable by me.

Name: